                                                                                Exhibit 11.1


                  Bell & Howell Operating Company and Subsidiaries
                      Computation of Earnings per Common Share
                    (Dollars in thousands, except per share data)
                                    (Unaudited)
                                                   Thirteen Weeks        Twenty-six Weeks
                                                      Ended                  Ended
                                                ------------------     -----------------
                                                June 29,  June 28,     June 29,   June 28,
                                                 1996      1997         1996       1997
                                                -------   -------      ------     ------
   Net earnings applicable to common stock:

     Earnings before extraordinary items       $ 9,653    $10,468     $17,789    $18,405

     Extraordinary losses                       (1,088)       (67)     (1,088)       (97)
                                                ------     ------      ------     ------
     Net earnings                              $ 8,565     10,401     $16,701    $18,308

     Dividends on preferred stock                6,452      5,954      12,891     11,843
                                                ------     ------      ------     ------
     Net earnings applicable to
      common stock                               $ 2,113     $ 4,447     $  3,810    $ 6,465
                                                  ======      ======      =======     ======

     Average common shares outstanding             2,955       2,955        2,955      2,955

     Net earnings per common share:

      Earnings before extraordinary items        $ 1,083     $ 1,528     $  1,657    $ 2,221
      Extraordinary losses                          (368)        (23)        (368)       (33)
                                                  ------      ------      -------     ------
      Net earnings per common share              $   715     $ 1,505     $  1,289    $ 2,188
                                                  ======      ======      =======     ======
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